Exhibit 99.1

SELECTED DISCLOSURES FROM AVIV REIT, INC.’S

REGISTRATION STATEMENT ON FORM S-11

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

The following is a summary of the material terms of the partnership agreement of our operating partnership, Aviv Healthcare Properties Limited Partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General Management

Our operating partnership is a Delaware limited partnership that was formed on July 30, 2010. We are the sole general partner of our operating partnership and as such we will have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancing, selection of tenants, a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners will have no power to remove the general partner without the general partner’s consent.

We are under no obligation to give priority to the interests of our stockholders or the interests of the limited partners of our operating partnership in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders and the limited partners, we will endeavor, in good faith, to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition or disposition of properties, will be conducted through our operating partnership, and our operating partnership will be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Distributions

The partnership agreement provides that holders of OP Units are entitled to receive quarterly distributions of available cash (1) first, with respect to any class of OP Units that is entitled to any preference in distribution, in accordance with the rights of such class of OP Unit (and, within such class, pro rata according to their respective percentage interests) and (2) second, with respect to any class of OP Units that is not entitled to any preference in distribution, in accordance with the rights of such class of OP Unit (and, within such class, pro rata according to their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP Units holding the same class of OP Units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the

Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of OP Units taking into consideration the requirements of Section 704(c). See “Material U.S. Federal Income Tax Considerations.”

Redemption Rights

Upon consummation of this offering, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP Units held by such limited partner in exchange for a cash amount equal to the number of tendered OP Units multiplied by the price of a share of our common stock, unless the terms of such OP Units or a separate agreement entered into between our operating partnership and the holder of such OP Units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, if authorized by our board of directors and subject to the restrictions on the ownership and transfer of our common stock imposed by our charter, elect to acquire some or all of the tendered OP Units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP Unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP Units. In addition, we may exchange OP Units for shares of our common stock prior to the date on which OP Units may be eligible for redemption in connection with the exercise of registration rights by certain holders of OP Units. However, we have agreed with the underwriters not to exchange OP Units for shares of our common stock during the lock-up period ending 180 days after the date of this prospectus unless the applicable holder of OP Units enters into a lock-up agreement. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

Transferability of General Partner Interest; Extraordinary Transactions

We will not be able to voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership, including our limited partner interest, without the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries), unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or stock of our company and

•	as a result of such transaction all limited partners will receive, or have the right to elect to receive, for each OP Unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each OP Unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We may also merge with or into or consolidate with another entity without the consent of the limited partners if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may transfer all or any portion of our directly or indirectly held general partnership interest to an affiliate, and following such transfer may withdraw as the general partner.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of shares of our stock other than in connection with a redemption of OP Units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of shares of common stock, OP Units, or in the case of an issuance of preferred stock, preferred OP Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Management Liability and Indemnification

Neither we nor our directors and officers will be liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person for willful misconduct or a knowing violation of the law, any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or, in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors have duties under applicable Maryland law to act in good faith, with a reasonable belief that their actions are in our best interests, with the care of an ordinarily prudent person in a like position under similar circumstances. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors to us. We will be under no obligation to give priority to the interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly acknowledge that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we will have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of the operating partnership commenced on July 30, 2010 and will continue until terminated in the following circumstances:

•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all OP Units that the general partner has authorized; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest); or

•	modify the limited liability of a limited partner.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement and to amend the list of unit holders in connection with such admission, substitution, withdrawal or removal;

•	reflect a change (i) that does not adversely affect the limited partners in any material respect or (ii) that is required to effect the intent of the provisions of the partnership agreement or otherwise contemplated by the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	reflect such changes as are determined by us in our sole discretion to be necessary or appropriate for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements;

•	reflect the transfer of all or any part of a partnership interest among us and any qualified REIT subsidiary;

•	to modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement by the Code or applicable income tax regulations under the Code); and

•	reflect an amendment that in our sole discretion is necessary or desirable in connection with the issuance of any partnership units or adoption of any equity incentive plan.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (for example, restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Liquidity and Capital Resources

Indebtedness Outstanding

Term Loan and Acquisition Credit Line

On September 17, 2010, we, through an indirectly-owned subsidiary, entered into a five year credit agreement with General Electric Capital Corporation, which was amended and restated on May 31, 2012. The credit agreement provides a $405.0 million mortgage term loan and a $100.0 million acquisition credit line, which we refer to as the “Term Loan” and the “Acquisition Credit Line,” respectively.

Principal payments on the Term Loan are payable in monthly installments. The payment schedule for the Term Loan is based upon a 25-year mortgage style amortization. Interest rates, at our option, are based upon the base rate or Eurodollar rate (0.36% at December 31, 2012, with a 1.25% floor) plus 4.5%. The base rate, as defined in the Credit Agreement, is the rate announced from time to time by Bank of America, N.A. as its “prime rate”. This loan matures on September 17, 2015 with two one-year extension options provided that certain conditions precedent for the extensions are satisfied, including, without limitation, payment of a fee equal to 0.25% of the then existing principal balance of the Term Loan and the Acquisition Credit Line and meeting certain debt service coverage and debt yield tests.

Our Acquisition Credit Line may be used for financing acquisitions and certain property improvements. On each payment date, we pay interest only in arrears on any outstanding principal balance of the Acquisition Credit Line, except after the Acquisition Credit Line draw termination date (described below). Interest rates, at our option, are based upon the base rate or Eurodollar base rate (0.36% at December 31, 2012, with a 1.25% floor) plus 4.5%. The base rate, as defined in the Credit Agreement, is the rate announced from time to time by Bank of America, N.A. as its “prime rate”. Additionally, an unused fee equal to 1% per annum of the daily unused balance on the Acquisition Credit Line is due monthly. Draws on the Acquisition Credit Line are limited to 70% of the total cost of the applicable acquisition or renovation and draws for renovation projects are further limited to an aggregate of $25.0 million outstanding at any one time. The ability to draw on the Acquisition Credit Line terminates in September 2013 at which time principal and interest are payable until its maturity date in September 2015.

The Term Loan and the Acquisition Credit Line contain customary covenants that include restrictions on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, and sell or otherwise transfer certain assets as well as customary events of default. The Term Loan and the Acquisition Credit Line generally require the consolidated borrowers under the facility to maintain a debt service coverage ratio of 1.50:1.00 and a distribution coverage ratio of 1.10:1.00. In addition, we must maintain a debt service coverage ratio of 1.25:1.00 and a debt yield ratio of greater than 17.25%. We are permitted to include cash on hand in calculating our debt yield ratio.

Immediately following any draw on the Acquisition Credit Line, both before and after giving effect to such draw, the consolidated borrowers under the Term Loan and the Acquisition Credit Line must have a pro forma debt yield ratio of at least 18%. Our debt yield ratio is the ratio of (i) either consolidated EBITDA or rental revenue for the most recently completed two fiscal quarter period times two to (ii) the average daily outstanding principal balance of loans outstanding under the Term Loan and the Acquisition Credit Line during the period.

2016 Revolver

On January 31, 2012, we, through an indirectly-owned subsidiary, entered into a $187.5 million secured revolving credit facility with General Electric Capital Corporation (the “2016 Revolver”). On each payment date, we pay interest only in arrears on any outstanding principal balance of the 2016 Revolver. The interest rate under our 2016 Revolver is generally based on LIBOR (subject to a floor of 1.0%) plus 4.25%. The initial term of 2016 Revolver expires on January 31, 2016 with a one-year extension option, provided that certain conditions precedent are satisfied. The proceeds from the 2016 Revolver are available for general corporate purposes. The amount of the 2016 Revolver may be increased, upon lenders’ consent, by up to $87.5 million (resulting in total availability of up to $275 million), provided that certain conditions precedent are satisfied.

The 2016 Revolver is secured by first lien mortgages on certain of our properties, a pledge of the capital stock of our subsidiaries that own such properties and of the holding company of such property-owning subsidiaries and other customary collateral, including an assignment of leases and rents with respect to such mortgaged properties. The borrowing availability under the 2016 Revolver is subject to a borrowing base calculation based on, among other factors, the lesser of (i) 70% of the appraised value of the properties securing the 2016 Revolver, (ii) the aggregate EBITDAR (earnings before interest expense, income taxes, depreciation and amortization, rent expense paid to us and certain other extraordinary items) reported by the tenants of the properties securing the 2016 Revolver for the most recent two fiscal quarters multiplied by 2divided by 18.6% and (iii) rental revenue from the properties securing the 2016 Revolver for the most recent two fiscal quarters multiplied by 2 divided by 15.5%.

The maximum availability under the 2016 Revolver may be permanently reduced, at the our option, provided that, if such reduction is a partial reduction of the maximum availability under the 2016 Revolver and occurs prior to January 31, 2013, a fee of 0.5% will be due on the amount of such reduction. The outstanding principal under the 2016 Revolver may be repaid in whole or in part without premium or penalty, provided that such prepayments (i) are made in a minimum principal amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) are made no more than once per month.

The 2016 Revolver provides that no loans or other extensions of credit can be made under the 2016 Revolver unless the maximum amount available under the 2014 Revolver (based on the borrowing base calculation as of the relevant date) has been drawn.

The 2014 Revolver and 2016 Revolver contain customary covenants that include restrictions on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, and sell or otherwise transfer certain assets as well as customary events of default. The 2014 Revolver and 2016 Revolver also require us to comply with specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth requirement. We are permitted to include cash on hand in calculating our leverage ratio under both the 2014 Revolver and 2016 Revolver.

2014 Revolver

In conjunction with the Senior Notes issuance on February 4, 2011, we, through an indirectly-owned subsidiary, entered into a $25 million secured revolving credit facility with Bank of America (the “2014 Revolver”). On each payment date, we pay interest only in arrears on any outstanding principal balance of the 2014 Revolver. The interest rate under our 2014 Revolver is generally based on LIBOR (subject to a floor of 1.0% and subject to our option to elect to use an alternate base rate) plus a margin that is determined by our leverage ratio from time to time. As of December 31, 2012 the interest rates are based upon the base rate (3.25% at December 31, 2012) plus the applicable percentage based on the consolidated leverage ratio (3.25% at December 31, 2012). The foregoing base rate is the highest of (i) the federal funds rate plus 0.5%, (ii) the rate announced by Bank of America as the “prime rate”, and (iii) the eurodollar rate. Additionally, an unused fee equal to 0.5% per annum of the daily unused balance on the Revolver is payable quarterly in arrears. The initial term of the 2014 Revolver expires on February 4, 2014 with a one-year extension option, provided that certain conditions precedent are satisfied. The proceeds from the 2014 Revolver are available for general corporate purposes.

The borrowing availability under the 2014 Revolver is subject to a borrowing base calculation based on, among other factors, the lesser of (i) the amount of a hypothetical mortgage loan based on annualized net revenues (on a pro forma basis for recently acquired properties) and (ii) 65% of the appraised value, in each case, of the properties securing the 2014 Revolver. The maximum availability under the 2014 Revolver may be permanently reduced at our option. We have the right, upon lenders’ consent, to increase the amount of the 2014 Revolver by up to $75.0 million (resulting in total availability of $100.0 million), provided that certain conditions precedent are satisfied.

On January 23, 2012, the outstanding balance of the 2014 Revolver was repaid and the properties securing the facility were released. However, the 2014 Revolver remains effective, and we may transfer properties to our indirectly-owned subsidiary in the future, thereby creating borrowing availability under the facility.

DESCRIPTION OF INDEBTEDNESS

New Revolving Credit Facility and Term Loan

We anticipate that an affiliate of Bank of America, N.A. will act as administrative agent and joint lead arranger, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as syndication agent and joint lead arranger, and an affiliate of RBC Capital Markets and SunTrust Bank will act as a joint arranger under a proposed secured revolving credit facility allowing borrowings of up to $300.0 million (the “New Revolver”) and a proposed secured delayed-draw term loan allowing borrowings of up to $100.0 million (the “New Term Loan”). We expect the New Revolver and the New Term Loan to have a term of three years, with a one-year extension option for the New Revolver provided that certain conditions precedent are satisfied. In addition, we expect the borrowings available under the New Term Loan to be convertible into borrowings under the New Revolver in the first year of the facility, allowing us to increase the availability under the New Revolver by $100.0 million. We also expect the New Revolver to have an accordion feature that may allow us to increase the availability thereunder by an additional $100.0 million to $500.0 million. We intend to use the New Revolver and the New Term Loan principally to refinance existing debt, fund acquisitions, redevelop and expand current properties and for other general corporate purposes.

The New Revolver and the New Term Loan are expected to bear interest at the rate of LIBOR plus a margin of 235 basis points to 300 basis points, depending on our leverage ratio. The amount available for us to borrow under the New Revolver will be subject to the lesser of the aggregate mortgageability amount for each of the properties that form the borrowing base of the facility and the aggregate collateral value amount of the borrowing base assets. The New Revolver and the New Term Loan may be repaid from time to time at our option, and amounts repaid under the New Revolver may be redrawn. An unused fee equal to 35 basis points or 50 basis points of the unused balance on the New Revolver is due quarterly. An unused fee equal to 50 basis points of the unused balance on the New Term Loan during the first 60 days following the loan closing is due upon the expiration of such 60 day period.

Our operating partnership’s ability to borrow under the New Revolver and the New Term Loan will be subject to our ongoing compliance with a number of customary restrictive covenants, including:

•	a leverage ratio (defined as consolidated total indebtedness to total asset value) of less than 60%,

•	a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of 1.50:1.00,

•	a minimum tangible net worth equal to at least $350.0 million plus 80% of the net proceeds of any additional equity issuances, and

•	a minimum rent coverage ratio of greater than or equal to 1.30:1.00.

Under the New Revolver and the New Term Loan, our distributions may not exceed the greater of (i) 95% of our Adjusted FFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT).

We expect that we and certain of our subsidiaries will guarantee the obligations under the New Revolver and the New Term Loan and that certain of our subsidiaries will pledge specified assets (including real property), stock and other interests as collateral for the obligations.

The availability of these facilities is subject to closing conditions that are expected to include, among other things, satisfactory review by lenders of appraisals, environmental reports, engineering reports, seismic reports, title insurance reports, surveys and flood zone determinations, successful completion of this offering, absence of material adverse effect, payment of fees, and the negotiation, execution and delivery of definitive documentation satisfactory to Bank of America, N.A. and the other lenders. There can be no assurance that all of the closing conditions will be satisfied.

MANAGEMENT

Directors, Executive Officers and Key Employees

Name	Age as of 12/31/12	Position
Craig M. Bernfield	51	Chairman of the Board and Chief Executive Officer
Michael W. Dees	39	Director
Alan E. Goldberg	58	Director
J. Russell Triedman	43	Director
Norman R. Bobins	70	Director Nominee
Susan R. Lichtenstein	55	Director Nominee
Mark B. McClellan	49	Director Nominee
Sharon O’Keefe	60	Director Nominee
Mark J. Parrell	46	Director Nominee
Ben W. Perks	70	Director Nominee
James H. Roth	55	Director Nominee

Craig M. Bernfield. Mr. Bernfield is our Chief Executive Officer and has served in such capacity since he co-founded Aviv Healthcare Properties Limited Partnership in 2005. Since September 2010, Mr. Bernfield has also served as the Chairman of our board of directors. Prior to co-founding our company, Mr. Bernfield was Chief Executive Officer and President of Karell Capital Ventures, Inc., or KCV, which he joined in 1990. KCV managed the entities that were combined in 2005 in connection with the formation of our predecessor partnership. Mr. Bernfield has been an investor in the nursing home industry for approximately 20 years and was the co-founder of some of the entities that were combined in 2005. Mr. Bernfield received a J.D. degree from The University of Chicago Law School and a B.S. degree in Finance from the College of Business at the University of Illinois at Urbana-Champaign. Mr. Bernfield brings extensive business, managerial and leadership experience to our board of directors. With over 20 years of experience as an investor in the SNF industry, Mr. Bernfield provides the board of directors with a vital understanding and appreciation of our business and the industry. His position as co-founder and Chief Executive Officer of our company also makes Mr. Bernfield uniquely qualified to serve as the Chairman of our board of directors.

Michael W. Dees. Mr. Dees has served as a member of our board of directors since September 2010. Mr. Dees has been with Lindsay Goldberg since 2004, serving as Principal before becoming Partner in 2009. Previously, he worked at Morgan Stanley in the mergers and acquisitions and the Capital Partners groups in New York and in the Real Estate Private Equity group in Tokyo. Mr. Dees currently serves as a director of Bell Nursery Holdings, LLC, Crane & Co., Inc., OTLG C.V., Weener Plastik GmbH, NuStar Asphalt LLC and Value Place Holdings LLC. Mr. Dees’ experience advising growth-oriented companies and his position with an affiliate of Aviv REIT’s largest stockholder, LG Aviv L.P., qualify him for service on our board of directors.

Alan E. Goldberg. Mr. Goldberg has served as a member of our board of directors since September 2010. Mr. Goldberg is a Co-Managing Partner of Goldberg Lindsay & Co., LLC, which he co-founded in 2001. Previously, he served as Chairman and Chief Executive Officer of Morgan Stanley Private Equity from February 1998 to January 2001. Mr. Goldberg joined Morgan Stanley in 1978. Mr. Goldberg currently serves as a director of FAPS Holdings, Inc., Maine Beverage Company, LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Brightstar Corp., Petrologistics L.P., Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, and Pacific Architects and Engineers Incorporated. He also serves as a trustee of Yeshiva University. Mr. Goldberg has previously served as a director of EnergySolutions, Inc. and Smurfit-Stone Container Corporation. Mr. Goldberg’s years of business, financial, managerial, executive and board experience across a broad spectrum of industries make him a valuable member of our board of directors. He also indirectly controls (together with Robert D. Lindsay) Aviv REIT’s largest stockholder, LG Aviv L.P.

J. Russell Triedman. Mr. Triedman has served as a member of our board of directors since September 2010. Mr. Triedman also serves as a Partner at Lindsay Goldberg LLC, which he joined in 2001. Previously, he worked as a Principal at Bessemer Holdings from 2000 to 2001. He also worked as a Director at Fox Paine & Company, LLC, a San Francisco-based private equity firm, in the mergers and acquisitions and high yield finance groups at Cravath, Swaine & Moore LLP and in the private equity group of Brown Brothers Harriman & Co. Mr. Triedman also serves as a director of Continental Energy Systems LLC, Pike Electric Corporation, Pacific Architects and Engineers Incorporated, NuStar Asphalt LLC and Value Place Holdings LLC. Mr. Triedman’s experience advising growth-oriented companies and his position with an affiliate of Aviv REIT’s largest stockholder, LG Aviv L.P., qualify him for service on our board of directors.

Norman R. Bobins. Mr. Bobins will be appointed to our board of directors upon consummation of this offering. Mr. Bobins was named Non-Executive Chairman of The PrivateBank and Trust Company, a bank subsidiary of PrivateBancorp, Inc., in July 2008. From May 2007 until October 2007, Mr. Bobins was Chairman of the Board of LaSalle Bank Corporation and thereafter served as Chairman Emeritus until July 2008. From 2003 to 2007, he was President and Chief Executive Officer of LaSalle Bank Corporation. From 2006 to 2007, he was President and Chief Executive Officer of ABN AMRO North America. Mr. Bobins also serves on the boards of directors of SIMS Metal Management, AAR CORP., AGL Resources Inc., Transco Inc. and RREEF America REIT II, Inc. In the past five years, Mr. Bobins also served on the board of Hyatt Hotels Corporation. Mr. Bobins’ years of banking experience, his financial and accounting knowledge and his service as a director of other public companies all qualify him for service on our board of directors.

Susan R. Lichtenstein. Ms. Lichtenstein will be appointed to our board of directors upon consummation of this offering. Since May 2010, Ms. Lichtenstein has been Senior Vice President, Corporate Affairs, Chief Legal Officer and Secretary of Hill-Rom Holdings, Inc., a leading provider of patient support systems and other medical technical equipment for hospitals and post-acute care settings. Prior to joining Hill-Rom, Ms. Lichtenstein was Senior Vice President and General Counsel of Baxter International Inc. since April 2005. Prior to joining Baxter, she served as General Counsel to the governor of Illinois. Ms. Lichtenstein currently serves on the boards of RUSH University Medical Center, the Civic Consulting Alliance of Chicago, Olin-Sang-Ruby Union Institute and the Midwest Region of the Anti-Defamation League. She is a member of The Economic Club of Chicago, The Chicago Network, and is a steering committee member of the Senior Businesswomen’s Forum. Ms. Lichtenstein’s experience in corporate, government and private law practice qualifies her for service on our board of directors.

Mark B. McClellan, M.D., Ph.D. Dr. McClellan will be appointed to our board of directors upon consummation of this offering. Since 2007, Dr. McClellan has acted as senior fellow and director of the Engelberg Center for Health Care Reform, as well as the Leonard D. Schaeffer Chair in Health Policy Studies at the Brookings Institution. He previously served as an administrator of the Centers for Medicare & Medicaid Services from 2004 to 2006 and as commissioner of the Food and Drug Administration from 2002 to 2004. Dr. McClellan has served in two presidential administrations, including as a member of the Council of Economic Advisers, as a senior director for health care policy and as deputy assistant secretary of the Treasury for economic policy. Dr. McClellan previously was an associate professor of economics and associate professor of medicine with tenure at Stanford University. Dr. McClellan is the chair of the FDA’s Reagan-Udall Foundation. He is a member of the Institute of Medicine of the National Academy of Sciences and is a research associate at the National Bureau of Economic Research. He holds an M.D. from the Harvard-MIT Division of Health Sciences and Technology and a Ph.D. in Economics from MIT. Dr. McClellan’s years of experience providing practical solutions to achieve high-quality, innovative, affordable health care with particular emphasis on identifying opportunities on the national, state and local levels make him a valuable member of our board of directors.

Sharon O’Keefe. Ms. O’Keefe will be appointed to our board of directors upon consummation of this offering. Ms. O’Keefe is the President of the University of Chicago Medical Center (UCMC), a position she has held since February 2011. Previously, she served as President at Loyola University Medical Center, where she served from 2009 until her appointment at UCMC, and as Chief Operating Officer at Barnes-Jewish Hospital from 2002 until 2009. She currently serves on the National Institutes of Health Advisory board for Clinical Research and Finance Committee, the Illinois Hospital Association Board of Trustees, the University Healthcare Consortium board, the board of CURE: Citizens United for Research in Epilepsy and the board of Vocera Communications. Her experience as a nationally recognized authority on hospital operations, health care quality, patient satisfaction and employee engagement qualifies her to serve on our board of directors.

Mark J. Parrell. Mr. Parrell will be appointed to our board of directors upon consummation of this offering. Mr. Parrell is the Executive Vice President and Chief Financial Officer of Equity Residential, a NYSE-listed multifamily residential property REIT, which is a position he has held since October 2007. From August 2005 until October 2007, Mr. Parrell served as the Equity Residential’s Senior Vice President and Treasurer, and from February 2003 to July 2005 he served as First Vice President in the capital markets group. Mr. Parrell’s experience as an executive of a growth-oriented S&P 500 REIT and U.S. finance background qualify him for service on our board of directors.

Ben W. Perks. Mr. Perks will be appointed to our board of directors upon consummation of this offering. Mr. Perks was the Executive Vice President and Chief Financial Officer of Navigant Consulting, Inc., a NYSE-listed company, from May 2000 until his retirement in August 2007. Prior to joining Navigant Consulting, Mr. Perks was with PricewaterhouseCoopers LLP for 32 years, including 22 years as a Partner in the Audit and Financial Advisory Services groups. Mr. Perks’ years of public company financial and accounting experience qualify him for service on our board of directors.

James H. Roth. Mr. Roth will be appointed to our board of directors upon consummation of this offering. Mr. Roth has served as Chief Executive Officer of Huron Consulting Group Inc. a strategy, technology and operations consulting company, since July 2009, was elected to Huron’s board of directors in November 2009, and was appointed as President of Huron in March 2011. Previously, he served as practice group leader of Huron’s Higher Education Consulting practice from the inception of Huron in 2002 until he became CEO. Mr. Roth has more than 30 years of consulting experience working with many of the premier research universities and academic medical centers. His consulting, managerial and executive experience qualifies him to serve on our board of directors.

Executive Compensation

2013 Long-Term Incentive Plan

In connection with the consummation of this offering, we intend to adopt the Aviv REIT, Inc. 2013 Long-Term Incentive Plan. The purposes of the plan will be to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan. Under the plan, 2,000,000 shares of our common stock will be available for issuance.

The plan will be administered by our compensation committee, which will interpret the plan and have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.

Type and Amount of Awards

The plan allows us to grant the following types of awards:

•	options (non-qualified and incentive stock options);

•	stock appreciation rights, or SARs;

•	restricted stock;

•	unrestricted stock;

•	restricted stock units; and

•	performance units.

In any calendar year, no participant may be granted awards for options, SARs, restricted stock, unrestricted stock, restricted stock units, or performance units (or any other award that is determined by reference to the value of shares of our common stock or appreciation in the value of such shares) that exceed, in the aggregate, 500,000 underlying shares of our common stock. With respect to awards which are not based on the fair market value of our common stock, no participant may receive cash or shares of our common stock with a fair market value at the time of settlement that exceeds $4 million.

The following are descriptions of the types of awards allowed under the plan:

Stock Options. Options may be granted by our compensation committee and may be either nonqualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by our compensation committee (and incentive stock options are subject to further statutory restrictions that are set forth in the plan). The exercise price for all stock options granted under the plan will be determined by our compensation committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan will be determined by our compensation committee, but may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by our compensation committee in the applicable stock option agreement. Each option gives the participant the right to receive a number of shares of our common stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), shares of our common stock (if approved by our compensation committee), or any combination of cash and shares of such common stock.

Stock Appreciation Rights, or SARs. All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the plan). A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over a specified price, known as the strike price, fixed by our compensation committee, which will not be less than 100% of the fair market value of our common stock on the grant date of the SAR. Payment may be made in any manner as determined by our compensation committee.

Restricted Stock, Unrestricted Stock and Restricted Stock Units. Restricted stock is our common stock that is forfeitable until the restrictions lapse. Unrestricted stock is our common stock that is not subject to time-based, performance or other restrictions. Restricted stock units are rights granted as an award to receive shares of our common stock, cash or any combination thereof, conditioned upon the satisfaction of restrictions imposed by our compensation committee. Our compensation committee will determine the restrictions for each award and the purchase price in the case of restricted stock, if any. Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted stock units, the occurrence of a specific event. Vesting of restricted stock and restricted stock units is conditioned upon the participant’s continued employment. Participants do not have voting rights in restricted stock units. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units. Performance units are any grant of (1) a bonus consisting of cash the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by our compensation committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of our common stock or any combination thereof. Our compensation committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Change of Control

Our compensation committee may, in order to maintain a participant’s rights in the event of any change of control of our company, (1) make any adjustments to an outstanding award to reflect such change of control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the compensation committee may cancel any outstanding awards (whether or not vested and whether or not any performance goals or any performance period is met) as of the date of the change of control in exchange for a payment in cash, stock of the corporation resulting from the change of control or no payment at all, depending upon the value of such award. Our compensation committee may include further provisions in any award agreement as it may deem desirable regarding a change of control, including, but not limited to, providing for accelerated vesting or payment of an award upon a change of control.

Termination of Employment

With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any reason other than cause, disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs will immediately be cancelled and forfeited to us.

Unless the applicable award agreement provides otherwise, (1) with respect to restricted stock, in the event of a participant’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest, and (3) all performance units and unvested restricted stock units will be forfeited upon termination for any reason. Unrestricted stock is fully vested and nonforfeitable on the date it is granted.

Amendment and Termination

Unless the plan is earlier terminated by our board of directors, the plan will automatically terminate on the date which is ten years following the effective date of the plan. Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. Our compensation committee is permitted to amend the plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent and no such action or amendment may violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NYSE.

Transferability

Unless otherwise determined by our compensation committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution. Our compensation committee will have sole discretion to permit the transfer of an award to certain family members and other entities specified in the plan.

Adjustments

In the event a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event affects shares such that our compensation committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the compensation committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such adjustment will be obtained if required to comply with applicable law or the rules of the NYSE.

Management Incentive Plan

Each of our named executive officers was granted awards under our Management Incentive Program (MIP), which was adopted in 2010 in conjunction with our Lindsay Goldberg recapitalization. Outstanding awards granted under the MIP have two components, which are described in the table below.

MIP Award Type	Description	Vesting Treatment
Time-Based Nonqualified Stock Options	Option to purchase shares of Aviv REIT, Inc. at a price established at the time of grant, subject to time-based vesting	Annually in 25% tranches over 4 years beginning on 1st anniversary of grant date, with accelerated vesting upon a “liquidity event,” subject to employment with us through the applicable vesting date

Performance-Based Nonqualified Stock Options	Option to purchase shares of Aviv REIT, Inc. at a price established at the time of grant, subject to performance-based vesting	Fully upon a “liquidity event,” provided that Lindsay Goldberg has achieved a 15% internal rate of return on its investment in us, subject to employment with us through such date

In connection with this offering, all options outstanding under the MIP, representing options to purchase 5,870,318 shares with a weighted average exercise price of $17.47 per share, will be fully-vested. In addition, named executive officers were entitled to receive dividend equivalents on their options awarded under the MIP. During 2012, dividend equivalents were paid on time-based options on (i) the date of vesting, with respect to any portion of a time-based option that was unvested on the date the dividend equivalent was accrued, and (ii) the last day of the calendar quarter in which such dividends were paid to our stockholders, with respect to any portion of a time-based option vested as of the date the dividend equivalent was accrued. Dividend equivalents accrued and unpaid prior to the consummation of this offering in the approximate amount of $14.8 million will be paid in shares of our common stock, net of applicable withholding of approximately $6.5 million, in an amount based on the initial public offering price of our common stock, as follows:

MIP Award Type	Dividend Equivalent Payment Date
Unvested portion of time-based option that becomes vested in connection with consummation of this offering	Date that is 15 calendar days after the consummation of this offering

Portion of time-based option that was vested prior to the consummation of this offering	Earlier of (i) April 1, 2013 and (ii) three business days following named executive officer’s termination of employment

Performance-based option	Date that is 15 calendar days after the consummation of this offering

No dividend equivalents will be paid for any MIP options with respect to periods after the date of this offering.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws, as in effect upon completion of this offering. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be increased or decreased by a majority of our entire board of directors and will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL (which we expect will be upon the consummation of this offering) and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors will be elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes of series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

No Stockholder Rights Plan

We do not have a stockholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if our board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person, other than the corporation or any subsidiary, who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person or entity from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person or entity. Our bylaws provide that this resolution may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with such resolution, or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Maryland Unsolicited Takeovers Act

Title 3, Subtitle 8 of the MGCL permits Maryland corporations that are subject to the Exchange Act and have at least three independent directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject, even if such provisions may be inconsistent with the corporation’s charter and bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board may be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible (which we expect will be upon the consummation of this offering), vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office for the full term of the class of directors in which the vacancy occurred.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by our board of directors and is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter generally provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that our charter’s provisions regarding removal of directors and restrictions on ownership and transfer of our stock, and the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, holders of outstanding Series A Preferred Stock may be entitled to vote as a separate class on certain amendments to our charter, whether by merger, consolidation, transfer of all or substantially all of our assets or otherwise, that materially and adversely affects any right, preference, privilege voting power of the Series A Preferred Stock or increases the number of authorized shares of Series A Preferred Stock. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Bylaw Amendments

Except for the provisions of our bylaws relating to the exemptions from the business combination act and the control share act, and the vote required to amend such provisions (which may be amended only by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock), our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated or such other business and has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including a provision in our bylaws opting out of the control share acquisition provisions of the MGCL. See “—Business Combinations,” “—Control Share Acquisitions” and “—Maryland Unsolicited Takeovers Act.”

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, managing member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Indemnification Agreements.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.